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                                                               EXHIBIT (d)(2)(i)

               FIRST AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

                                ING MUTUAL FUNDS

      This First Amendment, effective as of September 2, 2004, amends the Investment Management Agreement (the "Agreement") dated September 23, 2002 between ING Mutual Funds (the "Trust"), a Delaware business trust and ING Investments, LLC, an Arizona limited liability company (the "Manager"), with regards to ING Foreign Fund, ING Global Equity Dividend Fund, ING International Fund, ING Precious Metals Fund and ING Russia Fund, each a Series of the Trust, and any future Series of the Trust that may become party to the Agreement.

                                   WITNESSETH

      WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of September 2, 2004.

      NOW, THEREFORE, the parties agree as follows:

      1. Section 8 of the Agreement is hereby amended by inserting the words "Board approved" in front of "trade association dues."

      2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                                       ING MUTUAL FUNDS

                                       By: /s/ Robert S. Naka
                                           --------------------------
                                           Robert S. Naka
                                           Senior Vice President

                                       ING INVESTMENTS, LLC

                                       By: /s/ Michael J. Roland
                                           ---------------------------
                                           Michael J. Roland
                                           Executive Vice President